EXHIBIT 23.2



                   Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-53485) and related Prospectus of Viacom Inc. and Viacom International Inc. for the registration of $3,000,000,000 of senior debt securities, senior subordinated debt securities and preferred stock and to the incorporation by reference therein of our report dated August 27, 1993, except for Notes A and J, as to which the date is September 10, 1993, with respect to the consolidated financial statements of Paramount Communications Inc. included in the Viacom Inc. Current Report (Form 8-K) filed with the Securities and Exchange Commission on April 14, 1995.

                                                   ERNST & YOUNG LLP




New York, New York
April 13, 1995